Exhibit 99.1
NuTech Solutions, Inc.
Consolidated Financial Statements
December 31, 2006 and December 31, 2007

NuTech Solutions, Inc.
Index to Consolidated Financial Statements

Report of Independent Auditors
To the Stockholder of NuTech Solutions, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NuTech Solutions, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, NuTech Solutions, Inc. was acquired on May 9, 2008 by Netezza Corporation.
/s/ PricewaterhouseCoopers LLP
Boston, MA
July 25, 2008

NuTech Solutions, Inc.
Consolidated Balance Sheet

	December 31,
	2006	2007
Assets
Current assets
Cash and cash equivalents	$355,104	$602,011
Accounts receivable	666,782	712,113
Work in process	62,130	94,761
Prepaid expenses and other current assets	27,154	31,166

Total current assets	1,111,170	1,440,051

Property and equipment, net	64,957	64,694
Intangibles, net	44,319	38,217
Other assets,net	8,953	7,531

Total assets	$1,229,399	$1,550,493

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$93,165	$101,520
Accrued liabilities	480,560	844,659
Deferred revenue	549,132	1,082,507
Short term notes payable	46,114	—
Other liabilities	16,333	36,333
Short term convertible note	—	431,159

Total current liabilities	1,185,304	2,496,178

Total liabilities	1,185,304	2,496,178

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit)
Common stock $.001 par value, 150,000,000 shares authorized; 59,823,125 and 59,823,125 shares issued and outstanding as of December 31, 2006 and 2007, respectively	59,824	59,824
Additional paid-in capital	19,145,654	19,376,861
Accumulated deficit	(19,112,174)	(20,330,900)
Other comprehensive loss	(49,209)	(51,470)

Total stockholders’ equity (deficit)	44,095	(945,685)

Total liabilities and stockholders’ equity (deficit)	$1,229,399	$1,550,493

See accompanying Notes to Consolidated Financial Statements

NuTech Solutions, Inc.
Consolidated Statement of Operations

	Year Ended December 31,
	2006	2007
Revenue
License fees	$982,910	$1,049,862
Professional services	4,928,403	2,960,633

Total revenue	5,911,313	4,010,495

Cost of professional services	2,344,695	2,106,405

Total cost of revenue	2,344,695	2,106,405

Gross margin	3,566,618	1,904,090

Operating expenses
General and administrative	2,601,012	2,276,776
Sales and marketing	803,322	649,516
Research and development	66,291	75,252

Total operating expenses	3,470,625	3,001,544

Operating income (loss)	95,993	(1,097,454)

Other income (expense)	368,058	(121,272)

Net income (loss)	$464,051	$(1,218,726)

See accompanying Notes to Consolidated Financial Statements

NuTech Solutions, Inc.
Statement of Stockholders’ Equity (Deficit)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	(Loss)	Equity (Deficit)
Balance at December 31, 2005	59,935,125	$59,936	$19,038,181	$(19,576,225)	$(42,840)	$(520,948)

Lawsuit settlement	(212,000)	(212)	212			—
Issuance of common stock for services	100,000	100	9,900			10,000
Stock-based compensation expense			97,361			97,361
Other comprehensive loss					(6,369)	(6,369)
Net income				464,051		464,051

Balance at December 31, 2006	59,823,125	59,824	19,145,654	(19,112,174)	(49,209)	44,095

Stock-based compensation expense			114,707			114,707
Beneficial conversion feature of convertible note			116,500			116,500
Other comprehensive loss					(2,261)	(2,261)
Net loss				(1,218,726)		(1,218,726)

Balance at December 31, 2007	59,823,125	$59,824	$19,376,861	$(20,330,900)	$(51,470)	$(945,685)

See accompanying Notes to Consolidated Financial Statements

NuTech Solutions, Inc.
Statements of Cash Flows

	Year Ended December 31,
	2006	2007
Cash flows from operating activities
Net income (loss)	$464,051	$(1,218,726)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	151,221	47,988
Stock-based compensation expense	97,361	114,707
Stock issued for services	10,000	—
Non cash interest expense	—	82,659
Accounts receivable	176,459	(45,331)
Prepaid expenses and other assets	49,220	(35,221)
Accounts payable	(35,451)	8,355
Accrued liabilities	313,797	364,099
Other current liabilities	16,333	20,000
Deferred revenue	(1,386,608)	533,375

Net cash used in operating activities	(143,617)	(128,095)

Cash flows from investing activities
Purchases of property and equipment	(21,761)	(41,623)

Net cash used in investing activities	(21,761)	(41,623)

Cash flows from financing activities
Proceeds from notes payable	46,114	649,092
Proceeds from convertible note payable	—	465,000
Repayment of notes payable	—	(695,206)

Net cash provided by financing activities	46,114	418,886

Effects of exchange rate on cash	(11,280)	(2,261)

Net cash increase (decrease) for period	(130,544)	246,907

Cash at beginning of period	485,648	355,104

Cash at end of period	$355,104	$602,011

Supplemental cash flow information

Cash paid for interest	$8,878	$4,836
Cash paid for taxes	$6,876	$8,793
See accompanying Notes to Consolidated Financial Statements

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
1. Description of the Business
NuTech Solutions, Inc. and Subsidiaries (the Company) was incorporated in North Carolina in June 1999. The Company specializes in providing intelligent engines that provide business insight to corporations. These intelligent engines are based on advanced data acquisition, data mining, optimization, prediction and adaptation technologies. The Company had negative working capital as of December 31, 2007.
As more fully described in Note 12, on May 9, 2008, the Company was acquired by Netezza Corporation.
In February 2000, the Company acquired Divis Digital, a wholly-owned subsidiary in Germany, which was renamed NuTech Solutions, GmbH. In March 2000, the Company acquired Topos Corporations, Ltd. a wholly-owned subsidiary in Poland, which was renamed NuTech Solutions, Polska.
2. Summary of Significant Accounting Principles
Basis of Presentation
The accompanying consolidated financial statements include those of the Company and its wholly-owned subsidiaries, after elimination of all intercompany accounts and transactions. The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Revenue Recognition
The Company derives its revenues primarily from software licensing fees and consulting services based on its adaptive business intelligence solutions. Additionally, the Company may provide maintenance services in connection with its sale of a software license. The Company recognizes

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
revenue based on the provisions of Statement of Position (SOP) No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” SOP No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-4 and SOP No. 98-9 and Staff Accounting Bulletin (“SAB”) 101, “Revenue Recognition,” as amended by SAB 104.
The Company has not established vendor specific objective evidence related to its software licenses. Therefore, under SOP No. 97-2, the Company defers its software license revenue and recognizes it over the life of the maintenance agreements, normally 12 months.
Maintenance revenues are derived from customer support agreements generally entered into in connection with software license agreements. Maintenance revenues are recognized ratably over the term of the maintenance period.
Services revenues are recognized either as services are performed and billed to customers for time and material arrangements or on the percentage-of-completion method for fixed fee contracts. Percentage-of-completion is measured by the percentage of software customization or consulting hours incurred to date to total estimated hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements.
Revisions in total estimated hours are reflected in the accounting period in which the required revisions become known. Anticipated losses on contracts are charged to income in their entirety when such losses become evident. Revenues recognized in excess of amounts billed are classified under current assets as “work in process.” Amounts billed in excess of revenues recognized are classified under current liabilities as “deferred revenue.”
Property and Equipment
Property and equipment are stated at cost and consist of computers and printers, equipment and furniture, purchased software and leasehold improvements. These assets are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging up to eight years. Leasehold improvements are amortized over the term of the lease. Maintenance and repairs are charged to expense when incurred. Expenditures for major renewals, replacements and betterments are capitalized. The estimated useful lives are as follows:

Computers and equipment	3 years
Equipment and furniture	5 to 8 years
Software	2 to 3 years
Leasehold improvements	Lease term
Research and Development
Internal research and development expenses are charged to expense as incurred. Computer software development costs are charged to research and development expense until technological feasibility is established, after which remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” The Company has defined technological feasibility as the point in time at which the Company has a working model of the related product. Historically, the internal development costs incurred during the period between the achievement of

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
technological feasibility and the point at which the product is available for general release to customers have not been significant. Therefore, the Company has charged all internal software development costs to expense as incurred for the years ended December 31, 2006 and 2007.
The Company has in the past, and may in the future, purchase or license software that may be modified and integrated with its products. If at the time of purchase or license, technological feasibility is met, the cost of the software is capitalized and amortized over the software’s useful life.
Intangible Assets
Intangible assets consist principally of patents, developed technology, customer base and trade name associated with the purchase of the BiosGroup in 2003. These assets are amortized on a straight-line basis over the estimated useful life of the assets, currently three to thirteen years.
Impairment of Long-lived and Intangible Assets
The Company has adopted the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company has reviewed its long-lived assets and, in management’s opinion, there has been no impairment of the carrying value of the Company’s long-lived assets.
Foreign Currency
The Company has identified the functional currency of its subsidiaries with foreign operations as the applicable local currency. The Company uses period end exchange rates to translate assets and liabilities of its foreign subsidiaries and weighted average rates for the period to translate income and expense items. Translation gains and losses arising from the conversion of the balance sheet into United States dollars are reflected as adjustments to stockholders’ equity (deficit) and comprehensive income (loss) and are reported as accumulated other comprehensive income (loss). For the years ended December 31, 2006 and 2007, foreign currency translation adjustment amounted to $(6,369) and $(2,261), respectively. Transaction gains and losses for all periods presented are immaterial.
Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts at high quality financial institutions. The individual balances, at times, may exceed federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
The Company extends credit based on an evaluation of the customer’s financial condition, generally

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, if deemed necessary. The Company estimates its allowance for doubtful accounts on a case by case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. There was no allowance for doubtful accounts at December 31, 2006 and 2007.
During 2006, two customers accounted for 24% and 18% of revenue, respectively. During 2007, two different customers accounted for 24% and 10% of revenue, respectively. At December 31, 2006 three customers accounted for 23%, 12% and 11%, respectively, of outstanding accounts receivable. At December 31, 2007 two customers accounted for 38% and 17%, respectively, of outstanding accounts receivable.
Stock-based Compensation
As described more fully in Note 6, the Company has a stock option plan.
Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) using the prospective application method. Compensation cost is recognized in the consolidated statements of operations over the period during which an employee is required to provide service in exchange for the award. In accordance with the prospective application method, results for prior periods have not been restated. The impact of forfeitures that may occur prior to vesting is estimated and considered in the amount recognized. In addition, the realization of tax benefits in excess of amounts recognized for financial reporting purposes, if any, will be recognized as a financing activity rather than an operating activity as in the past.
Under SFAS 123R, the Company’s expected volatility assumption used in the Black-Scholes option-pricing model was based on peer group volatility. The expected life assumption is based on the simplified method in accordance with the SEC’s Staff Accounting Bulletin No. 107 and 110 (“SAB 107 and 110”). The simplified method is based on the vesting period and contractual term for each vesting tranche of awards. The mid-point between the vesting date and the expiration date is used as the expected term under this method. The risk-free interest rate used in the Black-Scholes model is based on the implied yield curve available on U.S. Treasury zero-coupon issues at the date of grant with a remaining term equal to the Company’s expected term assumption. The Company has never declared or paid a cash dividend and has no current plans to pay cash dividends.
The Company accounts for stock-based compensation expense for non-employees using the fair value method prescribed by EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and the Black-Scholes option pricing model, and recorded the fair value of non-employee stock options as an expenses over the vesting term of the option.
Income Taxes
The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Under “SFAS No. 109”, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory rates to differences between financial statement carrying amounts and tax bases of existing assets and liabilities. The effect of deferred taxes of a change in tax

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
rates is recognized in income in the period that includes the enactment date.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss), adjustments to stockholders’ equity for foreign currency translation adjustments. For the purposes of comprehensive income (loss) disclosures, the Company does not record tax provisions or benefits for the net changes in the foreign currency translation adjustment, as the Company intends to permanently reinvest undistributed earnings in its foreign subsidiaries. Accumulated other comprehensive income consists of foreign exchange gains and losses.
The components of comprehensive income (loss) are as follows (in thousands):

	December 31,
	2006	2007
Net income (loss)	$464,051	$(1,218,726)
Other comprehensive income (loss):
Foreign currency adjustment	(6,369)	(2,261)

Total comprehensive income (loss)	$457,682	$(1,220,987)

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. However, on February 6, 2008, the FASB issued FSP 157-2 which defers the effective date of SFAS No. 157 for one year for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 on January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 allows companies to measure certain financial assets and liabilities at fair value. The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS No. 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. The Company adopted SFAS No. 159 on January 1, 2008 and elected not to measure eligible financial assets and liabilities at fair value. Accordingly, the adoption of SFAS No. 159 did not have a material impact on the Company’s financial position and results of operations.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007) (“SFAS No. 141(R)”), “Business Combinations”, which replaces FASB Statement No. 141.  SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  The statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008.  The Company is currently evaluating the potential impact of SFAS No. 141(R) on its financial position and results of operations.
3. Property and Equipment
The components of property and equipment are as follows:

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements

	December 31,
	2006	2007
Computer equipment	$511,463	$573,238
Office equipment	279,643	289,395
Software	259,718	187,607
Leasehold improvements	24,481	25,073

	1,075,355	1,075,313
Less accumulated depreciation	(1,010,398)	(1,010,619)

	$64,957	$64,694

Depreciation of property and equipment was approximately $45,000 and $ 36,000 for the years ended December 31, 2006 and 2007, respectively.
4. Intangible Assets
The components of intangible assets are as follows:

	December 31,
	2006	2007
Patents	$59,942	$59,942
Developed technology	50,000	50,000
Customer base and trade name	1,765,916	1,765,916

	1,875,858	1,875,858
Less accumulated amortization:
Patents	15,623	21,725
Developed technology	50,000	50,000
Customer base and trade name	1,765,916	1,765,916

	$44,319	$38,217

Intangible assets are being amortized on a straight-line basis over periods ranging from three to thirteen years. Amortization of intangibles was approximately $106,000 and $6,000 for the years ended December 31, 2006 and 2007, respectively. Amortization of intangible assets is expected to be approximately $6,000 in each of the years ended December 31, 2008, 2009, 2010, 2011 and 2012.
5. Notes Payable
On May 31, 2007, the Company entered into secured promissory notes, with 25 individuals or entities that were existing shareholders or employees of the Company, to provide working capital. The notes accrued interest at an annual rate of 10% and contained a beneficial conversion feature which allowed the holders to convert the notes into shares of the company’s common stock at 80% of the fair value at the time of conversion. The beneficial conversion was originally valued at its intrinsic value of $116,500 under EITF 98-5. This amount was recorded as a discount on the notes payable and amortized to interest expense over the life of the notes. In conjunction with the acquisition of NuTech (Note 12) in May 2008, the notes were paid in full.
The secured promissory notes have a change in control clause in which a premium was due to the holders at up to 350% of the unpaid principle and interest should a change in control occur prior to March 31, 2008.
On April 30, 2007, the Company entered into a loan and security agreement with Silicon Valley Bank, allowing for short-term borrowing for working capital needs. The total maximum facility is $625,000, which allows borrowing up to 80% or $500,000, with a rate of prime plus 1.75%. This facility is based on the Company’s receivables and is secured by the assets of the Company. Approximately $507,000 was borrowed and repaid on this loan during fiscal year 2007. The agreement expired on April 25, 2008.
In 2000, the Company entered into a loan and security agreement with Sparkasse Dortmund, allowing for short-term borrowing for working capital needs up to approximately $76,000. At December 31, 2006 and 2007, the Company had $46,114 and $0, respectively, outstanding.

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
6. Stock Options
In January 2000, the Company adopted the 2000 Omnibus Stock Option Plan (the “Plan”). The Plan, as amended in March 2000 and June 2002, provides for the issuance of 24,000,000 shares of common stock, incentive stock options or nonstatutory stock options to employees, directors, independent contractors and advisors. The incentive stock options are to be granted at an exercise price not less than the fair market value at the date of grant. The Compensation Committee of the Company’s Board of Directors determines the period within which options may be exercised, but no stock option may be exercised more than 10 years from the date of grant. The Compensation Committee also determines the period over which the options vest. Options are generally exercisable for 10 years from the grant date and generally vest over a zero to four-year period from the date of grant.
During the year ended December 31, 2005, the Company issued options to purchase 200,000 shares of common stock to a consultant. These options vest over three years, and have exercise prices of $0.10 per share and expire ten years from the date of grant. Changes in the fair value of the unvested shares are recognized as expense in the period of change. In the years ended December 31, 2006 and 2007, the Company charged approximately $9,000 and $2,000, respectively, to general and administrative expense. As of December 31, 2007, all 200,000 options remain outstanding, of which 150,000 were vested and exercisable, and 50,000 remain unvested at December 31, 2007.
Since inception, the Company has granted 10,100,000 stock options outside of the Plan. As of December 31, 2007, 8,100,000 of these options remained outstanding and 6,142,411 were fully vested and exercisable.
A summary of the Company’s stock option activity is as follows:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Options	Exercise Price	Life in Years	Value(1)
Outstanding at December 31, 2005	21,961,620	0.43
Granted	760,000	0.10
Exercised	—	—
Canceled	(1,825,000)	0.34

Outstanding at December 31, 2006	20,896,620	0.43
Granted	1,945,000	0.10
Exercised	—	—
Canceled	(760,000)	0.25

Outstanding at December 31, 2007	22,081,620	$0.43	6.05	$17,460
Exercisable at December 31, 2007	20,101,203	$0.40	5.78	$17,460

(1)	The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock at December 31, 2007 of $0.10 per share, and the exercise price of the underlying options.

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
Information for stock options outstanding and exercisable at December 31, 2007 was as follows:

Options Outstanding				Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
	of	Remaining	Average	of	Average
Exercise Price	Shares	Life in Years	Exercise Price	Shares	Exercise Price
$0.001	40,000	3.74	$ 0.001	40,000	$ 0.001
0.010	150,000	4.42	0.010	150,000	0.010
0.100	13,596,666	7.18	0.100	11,682,916	0.100
0.250	2,358,934	5.85	0.250	2,292,267	0.250
0.625	36,000	3.49	0.625	36,000	0.625
1.000	925,000	2.72	1.000	925,000	1.000
1.063	1,200,000	3.84	1.063	1,200,000	1.063
1.250	3,775,020	3.75	1.250	3,775,020	1.250

	22,081,620	6.05	$ 0.432	20,101,203	$ 0.403

The exercise prices for options granted were set by the Board, whereby, the Board considered a number of factors in determining the option price, including the following factors:  (1) operating and financial performance, and (2) progress and milestones attained.
7. Stock Based Compensation
Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period.  The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model.  The expected term of options granted was calculated using the simplified method which represents the average of the contractual term of the option and the weighted-average vesting period of the option.  Expected volatility is based on volatility of similar entities that are publicly-held.  The risk free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model.  For the years ended December 31, 2007 and 2006 the relevant assumptions used to determine the value of the stock option grants were as follows:

	Years Ended December 31,
Stock Options	2006	2007
Dividend yield	None	None
Expected volatility	66.64%	67.90%
Risk-free interest rate	4.56%	4.81%
Expected life (in years)	5.34	5.75
Weighted-average fair value at grant date	$0.06	$0.06
 For all grants, the amount of stock-based compensation expense recognized has been adjusted for estimated forfeitures of awards for which the requisite service is not expected to be provided.  Estimated forfeiture rates are developed based on the Company’s analysis of historical forfeiture data.
The Company recognizes the associated compensation expense on a straight-line basis over the vesting periods of the awards, net of estimated forfeitures.  The following table presents stock-based compensation expense included in the Company’s consolidated statement of operations for the years ended December 31, 2006 and 2007:

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements

	Year Ended December 31
	2006	2007
Cost of services	$10,781	$50,005
General and administrative	77,716	56,131
Sales and marketing	—	5,551
Research and development	324	1,398

	$88,821	$113,085

As of December 31, 2006 and 2007, respectively, the Company had $73,845 and $60,497 of total unrecognized compensation expense, net of estimated forfeitures that will be recognized over a weighted-average period of 1.3 years and 2.0 years, respectively.
During 2005, the Company granted warrants to individuals who were not employees of the Company. The Company recorded approximately $9,000 and $2,000 during the year ended December 31, 2006 and 2007, respectively, as expense in the accompanying statements of operations based on the fair value as determined by the Black-Scholes valuation model.
8. Income Taxes
The Company recorded no income tax expense for the fiscal years ended December 31, 2006 and 2007.
The components of net deferred tax assets were as follows at December 31, 2006 and 2007 (in thousands):

	As of December 31
	2006	2007
Net operating loss carryforwards	$4,612,000	$5,331,000
Stock-based compensation	1,103,800	1,123,500
Intangible assets	502,700	439,800
Other tax assets	312,500	48,200

Net deferred tax assets	6,531,000	6,942,500
Deferred tax valuation allowance	(6,531,000)	(6,942,500)

	$—	$—

At December 31, 2007, the Company had available net operating loss carryforwards for federal and state tax purposes of approximately $12.2 million and $12.2 million, respectively. These net operating loss carryforwards may be utilized to offset future taxable income and expire at various dates through fiscal year 2027. At December 31, 2007, the Company had available net operating loss carryforwards for foreign tax purposes of approximately $2.7 million, of which $1.6 million carryforward indefinitely and $1.1 million expire at various dates through 2012.
As required by SFAS No. 109, “Accounting for Income Taxes,” management has evaluated the positive and negative evidence bearing upon the realizability of the Company’s deferred tax assets. Management has determined that it is more likely than not that the Company will not recognize the benefits of its deferred tax assets, and as a result, a full valuation allowance has been established.
Under the Internal Revenue Code of 1986, as amended, certain substantial changes in the Company’s ownership may result in an annual limitation on the amount of net operating loss and tax credit carryforwards that may be utilized in future years.
A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	Year ended
	December 31,
	2006	2007
U.S. Federal income tax statutory rate	34.0%	(34.0)%
State taxes, net of federal taxes	5.6	(1.5)
Tax rate differential for international jurisdictions	(2.5)	0.4
Permanent Items	1.5	2.0

Change in valuation allowances	(38.6)	33.1

	—	—

Deferred tax assets and liabilities are recognized based on the expected future tax consequences, using current tax rates, of temporary differences between the financial statement carrying amounts and the income tax basis of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
In June 2006, the FASB published FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertain Tax Positions,” or FIN No. 48. This interpretation seeks to reduce the significant diversity in practice associated with recognition and measurement in the accounting for income taxes. It would apply to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No, 48 requires that a tax position meet “a more likely than not” threshold for the benefit of the uncertain tax position to be recognized in the financial statements. This threshold is to be met assuming that the tax authorities will examine the uncertain tax position. FIN No. 48 contains guidance with respect to the measurement of the benefit that is recognized for an uncertain tax position, when that benefit should be derecognized, and other matters.
The Company adopted the provisions of FIN No. 48 effective January 1, 2008. The adoption of FIN No. 48 would have resulted in a decrease in retained earnings of approximately $67,000, except that the decrease was fully offset by the reduction of a valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months.
The Company’s accounting policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on the Company’s balance sheet at December 31, 2007. The Company is not currently under federal, state or foreign income tax examination.
The major domestic tax jurisdictions that remain subject to examination are: U.S. Federal — fiscal years 2004-2007 and U.S. states — fiscal years 2004-2007. The Company is no longer subject to IRS examination for years prior to 2004, although carryforward attributes that were generated prior to 2004 may still be adjusted upon examination by the IRS if the carry forwards either have been or will be used in a future period. Within limited exceptions, the Company is no longer subject to state or local examinations for years prior to 2004, however, carryforward attributes that were generated prior to 2004 may still be adjusted upon examination by state or local tax authorities if they either have been or will be used in a future period. The major international tax jurisdictions that remain subject to examination are: Germany — fiscal years 2002-2007 and Poland — fiscal years 2004-2007.
9. Employee Benefit Plan
The Company provides a savings and retirement 401(k) plan, which covers substantially all employees. Under the plan, employees may voluntarily make contributions not to exceed a maximum of 20% of their wages and in accordance with certain Internal Revenue Code limitations. The Company, at its discretion, may make a matching contribution of the employee’s contribution up to 6% of the social security taxable wage base. The Company may also make a discretionary profit sharing contribution to the plan. Company contributions to the plan vest over five years. The Company did not make any contributions to this plan for the years ended December 31, 2006 and 2007.
10. Commitments and Contingencies
Leases
The Company leases certain office space under noncancelable operating leases. Rent and other office leases charged to expense were approximately $219,000 and $159,000 for the years ended December 31, 2006 and 2007, respectively. Aggregate future minimum lease payments under noncancelable operating leases are as follows:

Year Ended December 31,
2008	$158,130
2009	157,461
2010	159,612
2011	161,811
2012	164,060
2013	82,599

$883,673

Litigation
The Company is occasionally involved in various legal actions arising in the ordinary course of

NuTech Solutions, Inc.
Notes to Consolidated Financial Statements
business. On October 28, 2005, one of the Company’s customers filed a demand for arbitration disputing the Company’s performance under the terms of their agreement. On June 16, 2006, the Company reached a mutually agreeable settlement of this matter and entered into a release and settlement agreement. Included in the agreement as consideration for the Company’s dismissal, the customer agreed to transfer all rights, title and interest in its 212,000 shares of the Company’s stock. The Company has no further ongoing obligations to this client as a result of the agreement. The Company has recognized approximately $1.4 million recorded in deferred revenue related to this customer in 2006. The amount is recorded as professional services revenue on the statement of operations. In addition, under the terms of the settlement the Company was obligated to make payment of $900,000 to the customer. The Company’s director’s and officer’s insurance covered the claim and payment was made directly by the Company’s insurance policy during the period.
11. Industry Segment and Geographic Information
     SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company is organized as, and operates in, one reportable segment: the development and sale of data warehouse appliances. The Company’s chief operating decision-maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of evaluating financial performance and allocating resources. The Company and its Chief Executive Officer evaluate performance based primarily on revenue in the geographic locations in which the Company operates. Revenue is attributed by geographic location based on the location of the end customer.
     Revenue, classified by the major geographic areas in which the Company’s customers are located, was as follows:

	Year Ended December 31,
	2006	2007
North America	$1,042,767	$2,931,661
International	1,070,829	1,078,834

Total	$5,911,313	$4,010,495

     The following table summarizes the Company’s total assets, by geographic location as of:

	December 31,
	2006	2007
North America	$555,835	$880,108
International	673,564	670,385

Total	$1,229,399	$1,550,493

12. Subsequent Events
On April 24, 2008 Netezza Corporation (“Netezza”), a Delaware Corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company and Netezza Holding Corporation, a wholly owned subsidiary of Netezza.  Pursuant to the Merger Agreement, the Company was merged with and into Netezza Holding Corporation on May 9, 2008.  After giving effect to the Merger, Netezza was the sole stockholder of the Company.  At the effective time of the Merger, all outstanding shares of capital stock of the Company were converted into the right to receive cash consideration of approximately $6,400,000 (the “Merger Consideration”).  The Merger Agreement also required $600,000 of the Merger Consideration to be held in an escrow account to settle certain claims for indemnification for breaches of or inaccuracies in the Company’s representations and warranties, covenants and agreements.